Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ascent Capital Group, Inc.:
We consent to the use of our reports dated February 27, 2015 with respect to the consolidated balance sheets of Ascent Capital Group, Inc. as of December 31, 2014 and 2013 and the related consolidated statements of operations and comprehensive income (loss), cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference herein.

/s/ KPMG LLP
Dallas, Texas
March 26, 2015